Exhibit 10.4
The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.
DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT
by and between
BANNER PHARMACAPS INC.,
a Delaware
Corporation
and
JDS PHARMACEUTICALS, LLC,
a Delaware Limited
Liability Company
dated
April 26, 2007

TABLE OF CONTENTS
Page

Article 1.	Definitions and Construction Principles	3

Article 2.	Registration; Regulatory Matters; Product Development; Milestone Payments	7

Article 3.	Purchase/Supply of Product(s); Exclusivity; Non-Competition	13

Article 4.	Terms of Purchase of Product(s) from Banner	17

Article 5.	Supply of Ingredients, Finishing, and Packaging	22

Article 6.	Performance Standards	23

Article 7.	Product(s) Complaints; Recalls; Withdrawals	24

Article 8.	Product(s) Marketing and Sales	28

Article 9.	Term and Termination	29

Article 10.	Treatment of Confidential Information	32

Article 11.	Indemnities; Insurance	32

Article 12.	Intellectual Property	34

Article 13.	Miscellaneous	40

Appendix A.	Active Ingredient, Product(s), Specifications

Appendix B.	Agreement Indications

Appendix C.	Shipping Instructions

Sch. 3.4	Non-Competition

Sch. 12.1.	Banner Intellectual Property	1

THIS DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT (“Agreement”) is entered into as of the 26th day of April, 2007 (the “Commencement Date”), by and between BANNER PHARMACAPS INC. (“Banner”), a Delaware corporation, having an office at 4125 Premier Drive, High Point, North Carolina 27265, and JDS PHARMACEUTICALS, LLC, (“JDS”) a Delaware Limited Liability Company, having an office at The Chrysler Building, 405 Lexington Avenue, 59th Floor, New York, New York 10174.
RECITALS
a. Banner possesses expertise in the manufacture of pharmaceutical Product(s) in softgel and other dosage forms. Banner has filed (or intends to file) an NDA(s) for FDA approval to market and sell the Product(s) (as such capitalized terms are defined below).
b. JDS possesses expertise in the marketing and sales of pharmaceuticals and desires to obtain the rights to market and sell the Product(s) consistent with the NDA(s) filed by Banner and to have Banner supply the Product(s) in accordance with the terms of this Agreement.
c. Both parties desire this Agreement to set forth the terms and conditions pursuant to which Banner will supply for sale to JDS, and JDS will purchase from Banner and market the Product(s) in the Territory based on Banner’s NDA(s).
NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties agree as follows:
Article 1. Definitions and Construction Principles.
1.1 Definitions. The terms defined in this Section 1.1 shall for all purposes of this Agreement have the meanings specified in this Section 1.1. These definitions are applicable in the possessive, singular and plural forms.
“Act” shall mean the United States Food, Drug and Cosmetic Act and its associated regulations, all as amended from time to time.
“Active Ingredient” shall mean the active pharmaceutical ingredient listed in Appendix A attached hereto.
“Adverse Event” shall mean any event associated with the Product(s), whether or not considered drug-related, that could reasonably be expected to have an adverse impact on the Regulatory Approval, safety, efficacy or marketability of the Product(s).
“Affiliate” shall mean any corporation, partnership, association, trust, or other business entity or organization, directly or indirectly controlling, controlled by, or under common control with such party. For purposes of this definition, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such noncorporate entity.
“Agreement Indications” shall mean ***.
“Applicable Law” shall mean all applicable laws, rules, regulations and guidelines (including any amendments, extensions or replacements thereto) of a Governmental Body, including, without limitation, cGMPs and the Act.
“cGMPs” shall mean current Good Manufacturing Practices as further defined in regulations promulgated by the FDA under the Act.
“CNS Physicians” shall mean ***.
“Commercially Available” shall mean (i) that all validation required by the FDA is completed as to the applicable Product, and (ii) that Banner has made and is ready to deliver at least *** Unit batches of each dosage strength listed on Appendix A for the applicable Product to JDS, for shipment by JDS to its third party customers and/or for physician samples as determined and allocated by JDS.
“Commencement Date” shall have the meaning assigned to it in the first paragraph of this Agreement.
“Direct Competitor” shall mean ***.
“Dispute” shall have the meaning assigned to it in Section 13.3.

“FDA” shall mean the United States Food and Drug Administration and any of its successor agencies or departments.
“First Commercial Sale” shall mean the date of the first sale of Product(s) on a Product by Product basis by JDS to JDS’s third party customer.
“Generally Applicable Technology” shall mean technology used or useful to make Product(s) which is owned or controlled by Banner and which has general application to the development, use or manufacture of soft gelatin capsules and, as such, the technology is not predominately or exclusively used or useful for Product(s).
“Governmental Body” shall mean any nation or government, any state, province, or other political subdivision thereof, or any entity with legal authority to exercise executive, legislative, judicial, regulatory, or administrative functions or pertaining to government in the Territory.
“Initial Term” shall have the meaning assigned to it in Section 9.1.
“Initial Valproic Acid EnteriCare™ Minimum Royalty Period” shall mean the period of time commencing with the First Commercial Sale of the Valproic Acid EnteriCare™ Product and continuing for *** following the occurrence of the First Commercial Sale of the Valproic Acid EnteriCare™ Product.
“Initial Valproic Acid Versatrol™ Minimum Royalty Period” shall mean the period of time commencing with the First Commercial Sale of the Valproic Acid Versatrol™ Product and continuing for *** following the occurrence of the First Commercial Sale of the Valproic Acid Versatrol™ Product.
“Intellectual Property” shall mean any patent, patent application, trademark, service mark, trade name, trade dress, copyright, trade secret, proprietary know-how, discovery, development or invention, whether or not patentable.
“Latent Defect” shall mean any instance where Product fails to conform to the applicable Specifications, and such failure would not be discoverable upon visual inspection of such Product by JDS. For the purposes of this Agreement, “visual inspection” shall mean: (a) comparing the applicable Purchase Order against documentation accompanying the shipment to verify that the delivery date, identity, quantity and exterior shipment labeling comply with the Purchase Order, and (b) visually inspecting the exterior of the shipment of Products to verify that the shipment appears to be in good condition.
“Minimum Royalty Payment(s)” shall mean the sum(s) payable by JDS to Banner in accordance with Section 3.3.
“NDA” shall mean a duly prepared New Drug Application filed with the FDA for the purpose of obtaining Regulatory Approval to market the Product(s) in the Territory.

“Net Sales Revenue” shall mean gross revenue invoiced by JDS for sales of the Product(s) to unrelated third parties reduced by (a) reasonable customer discounts, and (b) amounts repaid or credited, returns, chargebacks, rebates (including government mandated rebates) and allowances given in the ordinary course of business (including amounts refunded or credited for Product that was rejected, spoiled, damaged, outdated or returned). JDS shall determine Net Sales Revenue in accordance with generally accepted accounting principles.
“Nonconformity” means a Product(s) characteristic that causes any Product(s) to fail to conform to the Specifications.
“Opt Out Right” shall mean ***
“Packaged Product” shall mean quantities of Product(s) packaged in retail size containers or as physician samples, as the case may be, and not intended for repackaging or re-labeling under the Act.
“Product(s)” shall mean either the Valproic Acid EnteriCare™ Product or the Valproic Acid Versatrol™ Product, or both of them, in Packaged Product form, which are intended for resale for the Agreement Indications.
“Purchase Forecast” shall have the meaning assigned to it in Section 4.4.
“Purchase Order” shall have the meaning assigned to it in Section 4.4.
“Recall” shall mean removal of Product(s) from distribution or retail locations or from patients ordered or directed by the FDA or other Governmental Body.
“Regulatory Approval” shall mean the approval by the FDA necessary and effective for the commercial manufacture, distribution, marketing, promotion, offer of sale, sale and use of the Product(s) in the Territory including, without limitation, the approval of the NDA, but not including pricing and third party reimbursement approvals.
“Royalty Payment” shall mean a royalty payment made by JDS to Banner under Section 4.1 (e) of this Agreement.
“Section 2.3(b) Notice” shall have the meaning set forth in Section 2.3(b).
“Shipping Instructions” shall have the meaning set forth in Section 7.2(e).
“Specifications” shall mean those specifications, tests and associated values contained in the NDA, as approved by the FDA, for the composition and manufacture of the Product(s) including the imprinting and packaging thereof.

“Term” shall mean the periods of time measured separately with respect to the Valproic Acid Versatrol™ Product and to the Valproic Acid EnteriCare™ Product as defined in Section 9.1.
“Territory” shall mean the United States of America and its territories and possessions, including without limitation, Puerto Rico.
“Withdrawal” shall mean a voluntary withdrawal of Product(s) from distribution or retail locations or from patients by the manufacturer or distributor not requested by the FDA or other Governmental Body.
“Unit” shall mean each soft gelatin capsule of Product(s) with specifications and characteristics set forth in Section 6.1.
“Valproic Acid EnteriCare™ Product” shall mean enteric release soft gelatin capsules containing the Active Ingredient in the dosage strengths and dosage forms for the Valproic Acid EnteriCare™ Product described in Appendix A attached hereto and made using Banner’s EnteriCare™ technology.
“Valproic Acid Versatrol™ Product” shall mean extended release soft gelatin capsules containing the Active Ingredient in the dosage strengths and dosage forms for the Valproic Acid Versatrol™ Product described in Appendix A attached hereto and made using Banner’s Versatrol™ technology.
1.2 Construction Principles. As used in this Agreement:
(a) references to Sections shall mean sections of this Agreement, unless otherwise expressly indicated;
(b) references to days, weeks, months, quarters, and years shall be references to calendar days, weeks, months, quarters, and years, unless otherwise stated in this Agreement, for example, in Section 3.3(a);
(c) all sums of money are in United States Dollars.
Article 2. Registration; Regulatory Matters; Product Development; Milestone Payments.
2.1 Regulatory Matters.
(a)	Responsibility for Regulatory Submissions.

(i) Banner shall be responsible for interacting with the FDA and shall diligently act to complete any requirements for obtaining Regulatory Approval of the Product(s). Banner may discharge its responsibility under this Section 2.1(a)(i) directly or through a third party. Banner shall consult with JDS prior to selection of any such third party, Banner shall be responsible to maintain all Regulatory Approvals or other FDA-filings or applications for Regulatory Approval as long as required for use in connection with either party’s activities under this Agreement.

(ii) JDS shall be responsible, with Banner’s full cooperation, to prepare FDA approvable label copy, proposed samples of packaging and artwork for Products, and shall use reasonable commercial efforts to provide such label copy and artwork to Banner in sufficient time to prevent any delay in obtaining Regulatory Approval due to the label copy, proposed samples of packaging or artwork; provided however, that in the case of the Valproic Acid EnteriCare™ Product, such proposed label copy and artwork (but not samples of packaging) shall be provided by JDS to Banner no later than ***. All such JDS label copy and final packaging specifications shall be subject to Banner’s prior approval to the extent it contains information subject to Regulatory Approval.

(iii) Upon request by Banner, JDS shall cooperate with Banner in, and shall provide Banner with, all other information with respect to JDS or its activities hereunder reasonably necessary for filing in connection with obtaining or maintaining the Regulatory Approval of the Product(s) and/or in responding to any questions or requests for additional information by the FDA.

(b)	NDA Ownership. Banner owns the rights to and shall retain all Regulatory Approvals and all applications for Regulatory Approval (including, without limitation, any NDA and any other registration or FDA-filed dossier) for the Product(s).

(c)	Costs and Expenses of Registration Activities and Maintaining Regulatory Approval. Banner shall be responsible for and timely make payment for the costs and expenses related to the maintenance, preparation and filing of NDA or other documents necessary to obtain and/or maintain the Regulatory Approval of the Product(s). JDS shall be responsible for and timely make payment of all costs and expenses related to the development and preparation of the label copy, samples of packaging and artwork for the Product(s).

(d)	Extraordinary Regulatory Events. ***

***

***
     2.2 Milestone Payments to Banner. In consideration of Banner’s regulatory and development services related to the Product(s), JDS shall make milestone payments to Banner in immediately available funds payable to an account specified by Banner, which when paid shall be nonrefundable. Milestone payments payable by JDS to Banner are as follows:
(a) $1,900,000.00 (one million nine hundred thousand dollars) shall be due and payable immediately upon execution and delivery of this Agreement by both parties.
(b) $1,500,000.00 (one million five hundred thousand dollars) shall be due and payable ***.
(c) $500,000.00 (five hundred thousand dollars) shall be due and payable ***.
(d) $1,000,000.00 (one million dollars) shall be due and payable ***.
(e) Subject to *** $3,000,000.00 (three million dollars) ***

***
2.3	Product Developments.

(a) Dosage Strengths. From time to time during the Term, Banner and JDS may agree to develop dosage strengths of Products for the Agreement Indications in addition to the dosage strengths listed on Appendix A attached hereto. Upon agreement to develop such dosage strengths, (i) Banner and JDS shall negotiate in good faith and enter into a development agreement specifying, among other things, defined timelines and an established budget pursuant to which JDS shall reimburse Banner for all costs of developing such mutually agreed to additional dosage strengths, including without limitation, actual direct out of pocket costs, Banner’s internal research and development costs determined in an established project accounting system at standard hourly rates, and the costs to obtain Regulatory Approval to market the additional strengths in the Territory. Banner shall invoice JDS for such costs for developing the additional dosage strengths and JDS shall pay such invoices within thirty (30) days from the date of the invoice received, and (ii) Appendix A attached hereto shall be amended to include such additional dosage strengths so that the terms and conditions of this Agreement shall then be applicable to the additional dosage strengths so added. If in developing the additional dosage strengths, Banner develops, discovers or creates patentable Intellectual Property that provides a commercial advantage for Product(s) over the then existing technology used to make, use or sell Product(s), and the parties agree that it is commercially advantageous for Banner to implement such Intellectual Property to develop, make, use or sell the Product(s) in new dosage strengths, the parties shall negotiate in good faith appropriate fair compensation to Banner for the added commercial value of such new Banner Intellectual Property (e.g., by upfront milestone fees and/or additional royalties on sales of the new Product dosage strengths). The determination of such fair compensation to Banner will take into consideration, among other things, the amount of funds already expended and to be expended by JDS in developing the Product(s) in additional dosage strengths, the contribution of JDS to the development of the product concept, and the financial return likely to be earned from the proposed commercialization of the Product(s) in new dosage strengths. However, if the parties cannot agree to the appropriate fair compensation to Banner for the added commercial value of such new Intellectual Property for the new Product dosage strengths, Appendix A shall not be amended to include such new dosage strengths and such new dosage strengths shall not be included in the Product(s) covered by this Agreement.
(b) Additional Indications. ***

(c) Dosage Forms. If during the Term, Banner decides to develop additional dosage forms of Valproic Acid or its salts for the Agreement Indications (i.e., dosage forms other than soft gelatin capsules and enrobed tablets), then Banner shall notify JDS of its decision in writing and shall provide information as reasonably requested by JDS with respect to such development projects from time to time. ***

***
Article 3. Purchase/Supply of Product(s); Exclusivity; Non-Competition.
3.1 Banner’s Supply Commitments. Banner shall manufacture, imprint and supply Product(s) to JDS pursuant to JDS’s Purchase Orders (submitted by JDS pursuant to the terms and conditions of this Agreement) and in accordance with the Regulatory Approval, the Specifications and in compliance with Applicable Law.
3.2 JDS’s Commitment.
(a) Exclusive Purchases. JDS shall, during the Term, purchase exclusively from Banner all of JDS’s requirements of the Product(s) for distribution and sale in the Territory in accordance with the terms and conditions of this Agreement.
(b) Efforts. JDS shall use reasonable commercial efforts (i) to achieve the First Commercial Sale of each Product within *** after the Regulatory Approval for that Product provided that such Product is Commercially Available; and (ii) to thereafter legally maximize JDS’s sales volume of that Product throughout the Territory. Notwithstanding the foregoing, JDS shall have no obligation to achieve the First Commercial Sale of a Product on or before ***, unless an earlier launch date is agreed to in writing by the parties.

3.3	Exclusivity.

(a) Definition. As used in this Section 3.3, “year” means each period of twelve (12) full consecutive calendar months during the Term, with the first “year” beginning on the First Commercial Sale of each Product and ending at the end of the twelfth full calendar month after the First Commercial Sale of such Product.

(b) Minimum Royalty Payments. JDS shall have the exclusive right to sell the Products in the Territory, provided that JDS pays Banner at least the Minimum Royalty Payment each year for each Product.
(i) Product Contributions to Minimum Royalty Payment. The respective dollar contribution of each Product to the Minimum Royalty Payment shall be calculated as follows:

***

***
(ii) Carryover Contributions. If in any year the Royalty Payments actually paid by JDS to Banner exceed the Minimum Royalty Payment required for that year, the excess amount shall be credited in the immediately following year solely to the extent needed to allow JDS to achieve the Minimum Royalty Payment.

(iii) Minimum Royalty Payment Abatement. If for reasons directly attributable to Banner’s actions or failure to act, or to Force Majeure, JDS cannot fulfill JDS’s customer orders for Product(s) and, as a consequence, JDS’s Net Sales Revenue is reduced, and not merely delayed, then JDS may reduce the Minimum Royalty Payment due to Banner for the applicable year by an amount proportionate to the amount that JDS’s Net Sales Revenue was reduced in such year because of Banner’s actions or failure to act, or because of Force Majeure.
(c) Termination of Exclusivity. Banner shall have the right, in its sole discretion, upon thirty (30) days prior written notice to JDS, to terminate JDS’s exclusive right to sell the Product(s) in the Territory, on a Product by Product basis, and thereafter shall have the right to offer coextensive rights to one or more third parties if both of the following conditions exist during the same year: ***

*** Should Banner terminate JDS’s exclusive right to sell one or more Product(s) in the Territory under this Section 3.3(c) then the non-competition restrictions imposed on Banner under Section 3.4 shall also terminate with respect to such Product(s).

3.4	Non-Competition.

(a) Subject to Section 3.3(c), with the exception of soft gelatin capsules containing as an active ingredient Valproic Acid, salts thereof or oligomers thereof that Banner supplies to third parties in the Territory as of the Commencement Date pursuant to written agreements as of the Commencement Date, which third parties and agreements are listed on Schedule 3.4 attached hereto (the “Exception”), Banner shall not, directly or indirectly, either itself or through a third party, supply for sale, market or otherwise commercialize in the Territory any Valproic Acid, salt thereof or oligomer thereof, in each case, in the form of a soft gelatin capsule, hard gelatin capsule or tablet product that possesses FDA marketing approval for any Agreement Indication. For the avoidance of doubt, the Exception shall be limited to the specific products that Banner is supplying in the Territory to the scheduled third parties, or their successors, pursuant to the scheduled written agreements as of the Commencement Date.

(b) Other than the Products supplied by Banner under this Agreement, JDS shall not, directly or indirectly, either itself or through a third party, offer for sale, market or otherwise commercialize in the Territory any Valproic Acid, salt thereof or oligomer thereof, in each case, in the form of a soft gelatin capsule, hard gelatin capsule or tablet product that possesses FDA marketing approval for the Agreement Indications.

(c) Banner shall be free to sell the Products and any other Valproic Acid product, including salts thereof and oligomers thereof in any dosage form, any dosage strength and for any indication, to one or more third parties for resale or distribution outside the Territory without restriction except as follows:

***

     ***
Article 4. Terms of Purchase of Product(s) from Banner.
4.1	Pricing; Royalties.

(a) The price as of the Commencement Date for Valproic Acid EnteriCare™ Products in Packaged Product form shall be:

***

(b) The price for Valproic Acid Versatrol™ Products in Packaged Product form shall be determined according to Banner’s standard cost systems in accordance with generally accepted accounting principles and shall be consistent with Banner’s determination of the Valproic Acid EnteriCare™ Product price in Packaged Product form charged by Banner to JDS. Banner shall provide JDS with summary documentation to support such price determination, including, without limitation, to the extent that the pricing of Valproic Acid

Versatrol™ Product is greater than the pricing of Valproic Acid EnteriCare™ Product, the components and the costs associated with such components that caused such increase in pricing. The price for Valproic Acid Versatrol™ Product shall be fixed only after the formulation for the Valproic Acid Versatrol™ Product is finalized and scale up to full batch size is completed.

(c) At JDS’s option, up to ***

(d) Pricing provided under this Section 4.1 is based on a minimum production lot size of *** Units. Should JDS require smaller or larger size lots, pricing shall be negotiated in good faith and pricing adjusted accordingly.

(e) In addition to the Product(s) price set forth above, JDS shall make Royalty Payments to Banner as follows:

***

***

(f) JDS shall make Royalty Payments quarterly. Accrued but unpaid Royalty Payments shall be paid within thirty (30) days after the end of each quarter, in the same manner as invoice payments under Section 4.3. With each Royalty Payment, JDS shall provide to Banner a summary statement of Net Sales Revenue for the applicable quarter.

(g) If there is a delay in achieving the First Commercial Sale of Valproic Acid EnteriCare™ Product so that it does not occur before *** and this delay is due to circumstances beyond JDS’s reasonable control including delay in obtaining Regulatory Approval not attributable to JDS and Force Majeure, then the Royalty Payment set forth in Section 4.1(e)(i) shall commence on the date of the First Commercial Sale of the Valproic Acid EnteriCare™ Product and shall end *** thereafter, and the beginning of each new Royalty Payment set forth in Sections 4.1(ii), (iii) and (iv) shall be extended and commence accordingly.

(h) Upon request of JDS, the parties shall discuss in good faith terms and conditions under which JDS could buy out its obligation to make Royalty Payments under this Agreement, however, neither party is bound to agree to or accept any such term or condition.
4.2 Price Adjustments. Banner shall be entitled to increase the labor and overhead component of the price of the Product(s) annually at a percentage rate equal to the change in the United States Department of Labor’s Bureau of Labor Statistics’ Producer Price Index for Pharmaceutical Preparations from the previous year, provided however, that in the event Banner determines that an extraordinary labor condition exists that has caused or will cause Banner’s labor and overhead costs to increase at a rate exceeding the annual adjustment, Banner shall provide JDS with reasonably detailed documentation of the actual or projected increased labor and overhead costs and the parties shall negotiate in good faith appropriate price increases to compensate Banner for the extraordinary labor condition on a going forward basis. In addition, no more than once per calendar quarter, Banner shall decrease or increase the price of Products to reflect decreased or increased raw materials costs for new Purchase Orders if the aggregate decrease or increase in raw materials costs is at least five percent (5%) of the raw materials cost at the Commencement Date or at the date the last price decrease or increase due to raw materials costs was implemented, whichever is later. The benefits of decreases in raw material prices shall be shared by the parties equally so that price decreases implemented by Banner shall not exceed an amount greater that *** of the subject aggregate raw material price decrease. Banner shall provide JDS with sixty (60) days written notice of any price increase or decrease under this Section 4.2. If requested, Banner shall provide JDS with reasonable written evidence of raw material cost increases and decreases, and with the calculation of any extraordinary increase in labor and overhead costs.

4.3 Payment Terms. Banner shall invoice JDS upon each shipment of Product(s), and JDS shall pay such invoices within *** from the date of such invoice. Banner shall deliver to JDS correct and complete invoices at, or promptly after, the date Product(s) ship to JDS. Payment shall be in U.S. dollars and paid to an account designated by Banner in writing. All amounts payable by JDS to Banner under this Agreement shall, if delinquent, accrue interest at one (1%) percent per month from the date of the delinquency.
4.4	Purchase Forecasts.

(a) JDS shall submit to Banner a forecast of the quantity of Product(s) that JDS anticipates ordering from Banner for the first twelve (12) months of the Term (the “Purchase Forecast”). JDS’s initial Purchase Forecast shall be due at a date agreed to by the parties which date shall be a reasonable period in advance of the anticipated date of the Regulatory Approval. JDS shall update this Purchase Forecast on or before the tenth (10th) day of every calendar month, thereby creating a 12-month rolling forecast. The first four (4) months of such forecast shall be a binding purchase commitment and the remaining eight (8) months shall be non-binding. Banner shall use commercially reasonable efforts, but is not obligated, to supply any monthly forecast that exceeds one hundred and twenty percent (120%) of the quantity previously forecast for that month.

(b) At least six (6) months prior to the anticipated date of Regulatory Approval of a Product, Banner and JDS shall cooperate to determine the details of the first Purchase Forecast, including without limitation, the launch quantities of such Product, the Product mix (e.g., dosage strengths) and the desirable mix of Product quantities as physicians samples and as retail size containers. As promptly as practicable following the delivery to Banner of the first Purchase Forecast JDS shall provide Banner with binding firm orders (each a “Purchase Order”) for the first four (4) months of the Purchase Forecast. The Purchase Orders shall meet the requirements for Purchase Orders set forth in Section 4.5.

4.5	Purchase Orders.

(a) Each month within two (2) weeks after submission of the Purchase Forecast for that month, JDS shall provide Banner with Purchase Orders for the fourth month (i.e., the month newly added to the binding purchase commitment under Section 4.4). The Purchase Order shall specify: the specific Product(s) being ordered, the proposed shipment date to JDS, the quantities of Product(s) ordered (which total monthly volume for the order period shall be no less than the applicable binding portion of the Purchase Forecast as provided in Section 4.4), and the requested place and manner of delivery, including any carrier designated for use by JDS. If JDS does not designate a carrier, then Banner shall select the carrier. In no event shall Banner be obligated to accept any Purchase Order for less than the minimum batch size of ***

***. Banner shall be provided a minimum lead-time for delivery of *** on Purchase Orders. Within five (5) business days after receipt of a Purchase Order, Banner shall notify JDS of its acceptance of such Purchase Order as a binding order or shall indicate what portion of the amounts covered by the Purchase Order Banner is willing to accept as a binding order. Such confirmation shall also confirm the proposed shipment date or specify a reasonable alternate shipment date. Both parties shall make reasonable good faith efforts to adjust order requirements to reflect market conditions, except that change requests may not be made within *** from the scheduled ship date of the subject Product(s) without Banner’s written approval not to be unreasonably withheld.

(b) Banner’s acceptance of any Purchase Order is limited to the terms and conditions stated in this Agreement. All terms and conditions proposed by JDS in any Purchase Order or otherwise which are different from or in addition to this Agreement are expressly rejected. No purported oral or verbal agreement or other understanding which attempts in any way to modify the conditions stated herein will be binding, unless both parties agree to the modification, in advance and in writing.

(c) If Banner (i) is unable to fulfill JDS Purchase Orders for Product or (ii) becomes aware of any circumstances (including Force Majeure) that will cause Banner to become unable to fulfill JDS Purchase Orders, in each case, for any continuous sixty (60) day period, Banner shall give JDS prompt written notice, describing such circumstances together with a proposed course of action to remedy such failure, which may include supplying Product from a second source (including without limitation a Banner Affiliate) qualified to provide Product under the Regulatory Approval. In the event Banner cannot fulfill JDS Purchase Orders from a qualified second source, JDS may, in its discretion, cancel each affected Purchase Order and/or meet the shortfall from any alternate source or sources selected by JDS in its sole discretion. Any procurement by JDS from such alternative sources shall be limited to the extent of the material shortfall by Banner and such procurement shall cease as soon as Banner is able to resume normal supplies, subject to depletion of any inventory on hand that was purchased or is to be delivered pursuant to binding contractual commitments to purchase from the alternate source or sources. In meeting its requirements under this Section 4.5(c), JDS shall not enter into any long term supply commitments with any third party source. The Net Sales Revenue from the product that JDS purchases from a source other than Banner under the terms of this Agreement shall be included in Net Sales Revenue.

(d) If Banner orders a specific raw material ingredient for a Product(s) and the raw material is delayed or fails to meet Banner’s acceptance criteria, through no act or omission by Banner, then for all purposes of this Agreement, Banner’s shipment timetable shall be extended by the period of such delay, or in the case of unacceptable material to allow Banner adequate time to obtain an acceptable replacement material, but if the delay exceeds sixty (60) days then the provisions of Section 4.5(c) shall apply.
4.6	Shipment.

(a) With respect to Products: (i) Banner or it’s third party finish packager will ship each order of Product(s) Ex Works the packaging facility, (ii) Banner shall package the Product(s), or arrange to have the Product(s) packaged, for shipment in accordance with customary practices in the trade and shall arrange for shipment to the location designated by JDS, and (iii) freight and insurance shall be for the account of JDS, and JDS shall bear the risk of loss, delay or damage in transit from and after delivery by Banner or such third party finish packager to the carrier for shipment to JDS.

(b) Any extra reasonable cost incurred by Banner on account of shipment changes requested by JDS shall be reimbursed by JDS.

(c) Banner shall include the following with each shipment of the Product(s): (i) the Purchase Order number; (ii) the lot number; (iii) the quantity of the Product(s); and (i) a certificate of analysis as required by Section 6.2 hereof.
Article 5. Supply of Ingredients, Finishing, and Packaging.
5.1 Product Ingredients. Banner shall supply the Active Ingredient and all other raw materials as required for compounding, processing and imprinting the Product(s), and the components for bulk packaging and bulk labeling, if applicable. Banner’s receipt, processing, handling and storage of the Active Ingredient and all raw materials required hereunder shall be conducted in accordance with Applicable Law. In the manufacture of Product(s), Banner shall not use any materials that fail to meet the current standards for materials under Applicable Law, where such standards are established and are applicable.
5.2 Finish Packaging. Banner shall supply, or arrange for the supply of, all finish packaging components, including without limitation and if applicable, bottles, labels, outserts, caps, blister and corrugated materials. Banner may finish package Product itself or arrange for finish packaging by a third party. In the latter case, Banner hereby assumes the liabilities, responsibilities and obligations pertaining to arranging for finish packaging of Product(s). Banner shall, in its own discretion, select the third party finish packager after consultation with JDS regarding the selection. Banner shall cause the finished packaging of the Product(s) to be conducted in accordance with all Applicable Law. Banner shall not assume any obligation, responsibility or liability of JDS with respect to the content, development or supply of label copy, or artwork.

Article 6. Performance Standards.
6.1 Specifications and Characteristics. Banner shall manufacture and provide to JDS Product(s) in compliance with the Regulatory Approval, the Specifications and Applicable Law. The Product(s) shall have a minimum shelf life of at least *** with respect to finished Product(s) and at least *** with respect to physician samples, at the time of delivery to JDS (provided JDS takes delivery in accordance with requested date of delivery on the applicable Purchase Order). After Banner completes stability studies in accordance with Applicable Law which Banner undertakes to complete within a reasonable period of time after the Commencement Date, Product(s) shall have a minimum shelf life of at least *** at the time of delivery to JDS (provided JDS takes delivery in accordance with requested date of delivery on the applicable Purchase Order).
6.2 Certificate of Analysis. Concurrent with shipment, Banner shall deliver to JDS a certificate of analysis, in Banner’s customary form, for each lot of Product(s) sold to JDS, confirming that the Product(s) meets the Specifications.
6.3 Product(s) Acceptance.
(a) Within thirty (30) days of receipt of Product(s) by JDS, JDS or its designee shall conduct a visual inspection of Product(s). Should the visual inspection indicate a deviation from the Specifications, JDS shall promptly notify Banner in writing by facsimile. If after conducting its own investigation of the samples within fourteen (14) calendar days, Banner agrees that such samples do not conform to the Specifications, and unless Banner reasonably determines that the Nonconformity is directly attributable to JDS’s or its agents’ shipping, handling, distribution or storage of the nonconforming Products, Banner shall promptly provide JDS, free of any additional charge, with new deliveries of the same quantity of the Product(s) as the delivered shipment, or identifiable subset thereof, from which the sample was taken, or, in Banner’s discretion and at its cost, and if appropriate under Applicable Law, Banner may promptly reprocess the nonconforming Product(s) to meet the Specifications. In either event (unless Banner reasonably determines that the Nonconformity is directly attributable to JDS or its agents’ shipping, handling, distribution or storage of the nonconforming Products), JDS shall return, at Banner’s expense, the particular lot, portion, or shipment of the non-conforming Product(s) if requested to do so by Banner; provided that if Banner elects to destroy such nonconforming Product(s), Banner shall arrange for such destruction at its expense. If Banner reasonably determines that the Nonconformity is directly attributable to JDS’s or its agent’s shipping, handling, distribution or storage of the nonconforming Products, and JDS disagrees, the matter shall be submitted to an independent testing laboratory pursuant to Section 6.3(c). Except as to Latent Defects, if JDS fails to notify Banner of a non-conforming Product(s) by the thirty-fifth (35th) day following JDS’s receipt of the Product(s), then JDS shall be deemed to have accepted such Product(s).

(b) Promptly after either Banner or JDS become aware of a Latent Defect, it shall notify the other of the batch involved, and at JDS’s election, the batch shall be quarantined as of the date of such notice. If the parties agree that the Product(s) have one or more Latent Defects, then if Banner is responsible for the Latent Defect Banner shall refund all monies paid for that shipment of Product to JDS, and shall reimburse JDS for its reasonable and customary actual out of pocket costs and expenses incurred in accepting returns from its customers and shall be responsible for all actual out of pocket costs reasonably incurred by JDS in recalling Product(s) that have Latent Defects, including costs of destroying such Products as necessary. If it is determined that JDS is responsible for the Latent Defect, then JDS shall pay Banner the purchase price for such Product in accordance with the terms of this Agreement and shall be responsible for any and all costs of recalling the Product(s), including costs of destroying such Products as necessary and the cost of accepting returns. Banner shall replace each nonconforming shipment of Product, or the nonconforming portion thereof, with conforming Product as soon as reasonably practicable after receipt of notice of rejection thereof. If the parties do not agree on whether Product(s) have Latent Defects, testing shall be performed in accordance with Section 6.3(c).

(c) If Banner and JDS do not agree on whether the Product(s) conforms to the Specifications, the matter will be submitted to an independent testing laboratory acceptable to both parties for its review and determination. The parties will agree on an inter-laboratory methods transfer process to be implemented at the laboratory to ensure acceptable data from a scientific and regulatory (cGMP) basis. The determination of such independent laboratory will be binding on both parties. The cost of the independent laboratory shall be borne by the party whose testing results were in error. If the Product(s) is determined not to conform to the Specifications, then Banner and JDS shall have the obligations with respect to the non-conforming Product(s) set forth in Section 6.3(a) or 6.3(b) as applicable. If the Product(s) is determined to conform to the Specifications, then JDS shall accept and pay for the Product(s) in accordance with the terms of this Agreement.

(d) Subject to the indemnification obligations of Section 11.1, Banner’s obligations including to reprocess or replace Product(s) in this Section 6.3 shall constitute JDS’s sole remedy for non-conforming Product(s) and is not in addition to any other remedy.
Article 7. Product(s) Complaints; Recalls; Withdrawals.
7.1 Product(s) Complaints; Nonconformities; Adverse Events. Any and all confirmed Product(s) complaints, Nonconformities, or Adverse Events of which either party becomes aware relating to any Product(s) shall be promptly reported to the other party. JDS shall also forward summary reports of complaints it receives from end-users to Banner on a monthly basis. JDS shall report serious Adverse Events to Banner within five (5) days of its knowledge of such serious Adverse Event. Notification of serious Adverse Events shall be given by facsimile. Banner shall be responsible for completion and submission of all required reports to applicable authorities with respect to Adverse Events in accordance with Applicable Law.
7.2	Investigations.

(a) General. The parties shall investigate all reports of Nonconformities, Product(s) complaints and Adverse Events in order to assure the conformity of Product(s) to Specifications and Applicable Law and the safety and efficacy of the Product(s). The parties shall act promptly and shall cooperate fully in such investigations.

(b) Direction. Banner, as the holder of the NDA, shall have the responsibility and sole right to control and direct any or all aspects of an investigation conducted under this Section 7.2. Banner shall advise JDS from time to time throughout such investigation of Banner’s intentions regarding control and direction of the investigation.

(c) Assistance. Upon written request, each party shall provide all reasonably requested assistance and information to the other in connection with an investigation of any Nonconformity, Product(s) complaint or Adverse Event. Each party shall have the right to conduct at its own expense any further tests it deems appropriate regarding such investigation provided that it shall share the results with the other.

(d) Reporting. Each party shall provide to the other (i) a preliminary written report of its determinations and conclusions from any investigation conducted by it, testing or other requested assistance related to such investigation as soon as reasonably practicable, but in no event later than five (5) days after the completion of such investigation, and (ii) preliminary samples (if available) of the affected Product(s). Any final report regarding a Nonconformity, Product(s) complaint or Adverse Event shall be submitted to the other party within thirty (30) days of a notification given by the other party under Section 7.1. Upon request, Banner shall provide to JDS a written report of Banner’s determinations and conclusions from any investigation, report, testing, or portions thereof. Each party shall hold all communications related to such investigation, testing or other requested assistance in confidence according to the provisions of Section 10. Banner shall be responsible for maintaining Adverse Event and complaint master files in accordance with Applicable Law.

(e) Costs of Investigations and Reporting. Costs, if any, associated with investigations, shall be borne by the party that is determined to be responsible for the Nonconformity, Product(s) complaint or Adverse Event. If neither party is responsible, or fault cannot be determined, then Banner shall bear such costs if JDS can demonstrate through applicable records that the shipping, handling and storage of the Products, after delivery to JDS or its agent, are in compliance with Applicable Law and with Shipping Instructions; provided however, that if despite such records, Banner can demonstrate that JDS or its agent is responsible for such Nonconformity, Product(s) complaint or Adverse Event then JDS shall bear the costs associated with the investigations. For purposes of this Agreement, “Shipping Instructions” shall mean Banner’s written instructions for shipping, handling and storage of the Products, a copy of which is attached hereto as Appendix C, as may be amended by Banner as reasonably necessary and in accordance with customary industry practices for soft gelatin capsules, upon prior written notice to JDS. The parties shall equally share the reasonable, customary and required costs of (i) Adverse Event reporting, (ii) the maintenance of Adverse Event records, and (iii) pharmacovigilance activities related to the Product(s).
7.3	Certain Product(s) Events.

(a) Notification and Cooperation. In the event Banner, after consultation with JDS on how best to proceed, initiates a Recall, Withdrawal or field correction, field alert report or comparable report with respect to Product(s), whether or not such Recall, Withdrawal, field correction or field alert report has been requested or ordered by any Governmental Body, Banner shall notify JDS in writing, and Banner and JDS shall fully cooperate with each other to implement the same.

(b) Coordination of Efforts. In the event either party becomes aware of information that may warrant Banner taking any action with respect to Product(s), it shall immediately provide the other with such information in writing. The parties shall cooperate with each other in determining the necessity and nature of such action; provided, however, that JDS shall take no action to effect the same without the written concurrence of Banner.

(c) Contacts and Statements. With respect to any Recall, Withdrawal, field correction, field alert report or comparable report with respect to any Product(s), Banner shall consult with JDS and Banner shall make all contacts with the applicable Governmental Body and shall be responsible for coordinating all of the necessary activities in connection with any such Recall, Withdrawal, field correction, field alert report or comparable report. Banner and JDS shall meaningfully consult with each other with respect to statements to the media made by JDS and/or Banner, including press releases and interviews for publication or broadcast, but Banner as the NDA owner, acting reasonably and in good faith, shall have the right of final approval of such media statements.
7.4 Retained Samples; Stability Studies; Product(s) Storage. Banner shall retain the Active Ingredient raw material and samples, in each case, from each batch of Product(s) for a period of one (1) year after the expiration date of such batch or such longer period required by Applicable Law for record keeping, testing and regulatory purposes for each Product(s). When storing Product(s), Nonconforming Product(s) or

Product(s) returns, JDS shall comply with, and shall maintain all storage facilities in compliance with applicable provisions of this Agreement, the Specifications and Applicable Law. Banner shall be responsible, at its expense unless otherwise agreed by the parties in writing, to conduct on-going stability studies on the Products and report thereon to the FDA in accordance with Applicable Law, with a copy of such report promptly forwarded to JDS.
7.5 Recall, Withdrawal, Field Correction Costs. In the event of any Recall, Withdrawal, or field correction with respect to any Product(s), the party that is determined to be responsible for the cause of the Recall or Withdrawal, or field corrections shall be responsible for the costs of such Recall, Withdrawal, or field correction (including cost of goods, distribution expenses, destruction costs, and third party recall expenses), in addition to the cost of promptly replacing, or if practicable, reprocessing, the affected quantity of Product(s). If neither party is responsible, or fault cannot be determined, then Banner shall bear such costs if JDS can demonstrate through applicable records that the shipping, handling and storage of the Products, after delivery to JDS or its agent, are in compliance with Applicable Law and with Shipping Instructions; provided however, that if despite such records Banner can demonstrate that JDS or its agent is responsible, then JDS shall bear such costs.
7.6	Inspections and Reports by Regulatory Authorities.

(a) Inspections. Each party shall notify the other party in writing within five (5) days in the event of any inspection by representatives of any Governmental Body with respect to the Product(s) or to its cGMP compliance status relating to or affecting the manufacture of the Product(s), and shall provide to the other party summary descriptions of any correspondence with the Governmental Body relating to such inspection to the extent related to the Product(s), including, without limitation, summaries of the respective Governmental Body’s inspection report and the party’s response.

(b) Reports. Each party shall promptly notify the other of its receipt from the FDA of a Form 483 report (or any similar form or notice from a governmental oversight authority) specifically addressing the Product(s) or matters affecting a Party’s or its subcontractor’s performance under this Agreement. Each party shall provide to the other summaries of (i) all material correspondence, notices or responses received from and to the FDA and other Governmental Bodies relating to the Product(s) and its manufacture or marketing, including, without limitation, all inspection reports issued by the FDA and such other authorities during the Term, and related correspondence, and (ii) reports and correspondence relating to the Products and their manufacture as become available in connection with any of the following events: (a) receipt of a Warning Letter or similar advisory from the FDA or any other Governmental Body relating to the manufacture, packaging and storage of the Products; and (b) any regulatory comments relating to the manufacture of the Products requiring a response or action by the notifying party, including without limitation, a 483 Report and the party’s responses thereto.

7.7 Product(s) Returns from the Field. In the event that any third party returns any Product(s) to JDS, JDS shall promptly notify Banner in writing and include all information JDS has relating to the return. JDS shall promptly forward all such Product(s) to a location specified by Banner, and shall take no other action regarding such Product(s) (except for safeguarding such Product(s)), unless requested in writing by Banner or required by Applicable Law. This Section 7.7 shall not apply to Product(s) returned to JDS due to excess inventory or expired or short-dated shelf life.
Article 8. Product(s) Marketing and Sales.
8.1 Marketing and Sales Activities. With the exception of materials associated with the Regulatory Approval that Banner has the right to approve consistent with its ownership of the Regulatory Approval in accordance with Section 2.1 (a)(ii), JDS shall be solely responsible for the conduct of all marketing and sales activities of the Product(s) sold hereunder in the Territory and shall have commercial operating freedom in its discretion with respect to all commercialization matters relating to the Products, including, without limitation, with respect to the use of trademarks, trade names, logos, and trade dress owned by JDS, provided that JDS shall conduct all marketing and sales activities at all times in compliance with the Regulatory Approval and Applicable Laws, and provided further that JDS complies with Section 12.1(e). JDS may engage a third party sales force to assist in the marketing and sales of Product(s) subject to Banner’s prior written consent, not to be unreasonably withheld.
8.2 Packaging, Labeling. Marketing and Promotional Materials. JDS shall be solely responsible for the content of the package label copy, content of labeling, marketing and promotional materials for the Product(s), subject only to Banner’s right of prior approval of package label copy and final packaging materials for compliance with the Regulatory Approval under Section 2.1(a)(ii). JDS covenants and agrees that such materials will at all times comply with the Regulatory Approval and Applicable Law. JDS shall provide Banner with samples of such packaging, content of labeling, marketing and promotional materials upon request. Banner shall have no responsibility or liability for JDS’s packaging, advertising, promotional materials, trademarks or content of labeling, except with respect to any changes, additions, or modifications requested by Banner. JDS shall not make any claims or statements whether in or on its packaging, labeling, promotional materials or otherwise, that is not in compliance with, or that is outside, the scope of the Regulatory Approval.
8.3 Terms and Conditions of Sale. JDS shall determine the price, terms and conditions of sales of Product(s) to JDS’s customers.

Article 9. Term and Termination.
9.1 Term; Renewal. For the Valproic Acid EnteriCare™ Product, the Term of this Agreement shall start on the Commencement Date and continue for an initial period of five (5) years following the date the Regulatory Approval is received for the Valproic Acid EnteriCare™ Product (the “Initial Term” for Valproic Acid EnteriCare™ Products). For the Valproic Acid Versatrol™ Product, the Term of this Agreement shall start on the Commencement Date and continue for an initial period of five (5) years following the date the Regulatory Approval is received for the Valproic Acid Versatrol™ Product (the “Initial Term” for Valproic Acid Versatrol™ Products). Upon expiration of each such Initial Term, this Agreement shall automatically renew as to the pertinent Product for successive renewal terms of two (2) years without further action of the parties.
9.2 Termination by Either Party. This Agreement may be terminated by either party, at any time, on a Product by Product basis, by providing written notice to the non-terminating party upon the occurrence of the following events or conditions:
(a) If the other party commits a material breach of any of its obligations herein (other than an obligation to pay money owed) and fails (i) to remedy that breach within sixty (60) days after written notice from the non-breaching party where a remedy is reasonably possible and is required by the non-breaching party; or (ii) where a remedy is not reasonably possible within sixty (60) days after written notice from the non-breaching party, and the non-breaching party requests remedy of such breach, to propose a plan within sixty (60) days which is reasonably capable of providing a remedy, and subsequently fails to diligently and continuously execute the proposed plan;

(b) If a party fails to pay any amounts due and payable hereunder to the other party within ten (10) days after written notice of such failure to pay;

(c) If the other party (i) applies for or consents to the appointment of a receiver, trustee or liquidator of it or of its properties and assets; (ii) admits in writing its inability to pay its debts as they mature; (iii) makes a general assignment for the benefit of creditors; (iv) is adjudicated a bankrupt or insolvent; (v) files a voluntary petition under the United States Federal Bankruptcy Code or takes advantage of any insolvency, readjustment of debt, dissolution or liquidation law or statute or files an answer admitting the material allegations of a petition filed against it at any proceeding under any such law; or (vi) has entered against it an order, judgment or decree issued by any court of competent jurisdiction approving a petition seeking reorganization of it or of its properties and assets or appointing a receiver, trustee or liquidator of it;

(d) If the other party has received from the FDA a Form 483 report with respect to Product(s) or the packaging or manufacturing facilities thereof, which Form 483 report would prevent the party who received the Form 483 report from materially performing its obligations under this Agreement, and such party has not taken appropriate and necessary actions to address the matters raised in such Form 483 and is thereby not diligently pursuing corrective action in response thereto.

(e) If the other party is prevented by reason of any circumstances referred to in Section 9.5 of this Agreement from performing any of its obligations hereunder for a continuous period of six (6) months.
9.3 Termination by Banner. This Agreement may be terminated by Banner, upon thirty (30) days written notice to JDS, effective at the end of any calendar year during the Term beginning at the end of 2008 if:
(a) both of the following conditions exist during the same calendar year after the end of 2007: ***; or

(b) all three of the following conditions exist during the same calendar year after the end of 2007:***.
9.4 Termination by JDS.
     ***

***

(b) This Agreement may be terminated by JDS upon thirty (30) days prior written notice to Banner if Banner fails to obtain Regulatory Approval for the Valproic Acid EnteriCare™ Product on or before ***.

(c) JDS may elect to terminate all of this Agreement or only the portions of this Agreement related to a specific Product pursuant to Section 12.4(d).

9.5	Post Termination Obligations.

(a) Upon termination of this Agreement by Banner under Section 9.2 or Section 9.3, JDS shall purchase from Banner and pay Banner for all Product(s) for which JDS has outstanding Purchase Orders that have been accepted by Banner and shall reimburse Banner for the actual cost of materials obtained by Banner due to the rolling forecast provided by JDS and which materials Banner cannot use because of the termination of this Agreement.

(b) Upon termination of this Agreement under Section 9.2(unless due to the breach of Banner), Section 9.3, Section 9.4(a) or Section 9.4(c), at Banner’s election, JDS and Banner shall negotiate in good faith appropriate terms and conditions for Banner to purchase from JDS the trademarks and trade dress associated with the Product(s).

(c) In the event this Agreement is terminated by JDS under Section 9.2(a) Banner shall use reasonable commercial efforts to continue to satisfy JDS’s requirements for the Products consistent with the terms of this Agreement for a period, at JDS’s option, of up to twelve (12) months following such termination.
9.6 Quality Agreement. Banner and JDS agree to enter into a quality agreement for the manufacture of the Product(s), which will specify each party’s responsibility for quality, compliance, and regulatory matters, within ninety (90) days from the Commencement Date.
9.7 Force Majeure. Neither Banner nor JDS shall be considered in default or be liable to the other party for any delay in performance or for non-performance of the terms of this Agreement caused by circumstances that the delaying party can establish was beyond the reasonable control of such party and not due to its act or failure to act, including but not limited to, acts of God; explosion; fire; flood; earthquake or tremor; war, whether declared or not; acts of terrorism; substantial unavailability, shortage or interruption in the usual supply of raw materials; unusually severe weather; insurrection; riot; sabotage; accident; labor strike or labor disturbances; or orders or decrees of any court; provided, however, that the terms of this Section 9.7 shall not forgive or excuse any failure of a party hereto to make a payment to the other party or a third party when and as required under this Agreement.

Article 10. Treatment of Confidential Information.
During the Term of this Agreement and for a period ending at the occurrence of one of the exceptions to restrictions (a) through (c) or (e) found below in this Article 10, JDS and Banner each shall keep, and shall cause its respective Affiliates, officers, directors, employees and agents to keep, confidential all information proprietary to the other party and that has been acquired by it through its participation in the negotiation and performance of this Agreement, and each shall use such information solely for purposes of performing its obligations or exercising its rights hereunder, provided that the foregoing restriction shall not apply to information that (a) is or hereafter becomes generally available to the public other than by reason of any default with respect to confidentiality under this Agreement; (b) is hereafter disclosed to such party by a third party who is not in default of any confidentiality obligation to the other party (and such disclosure can be properly demonstrated by the receiving party); (c) was previously or is hereafter developed by or on behalf of such party, without reference to confidential information of the other party acquired prior to or after the date hereof (and such can be properly demonstrated by the receiving party); (d) is required to be disclosed in compliance with applicable laws or regulations or order by a court or other governmental or regulatory agency or body having competent jurisdiction, provided that reasonable measures shall be taken to assure confidential treatment of such information, but the disclosure restrictions shall only be released to the extent of such specific disclosure required under this clause (d); (e) is provided by such party under appropriate terms and conditions, including confidentiality provisions equivalent to those in this Agreement, to accountants and/or lawyers; or (f) if such party considers it reasonably necessary to disclose such information in connection with any action, suit or proceeding before any court or any governmental or other regulatory agency or body or any arbitral panel, or any audit or investigation brought by any governmental or other regulatory agency or body, or the assertion of any claim against any insurer or other third party, but then only after providing prompt written notice to the other party and a reasonable opportunity for the other party to object to disclosure and protect its rights. Each of JDS and Banner recognizes that any violation of this confidentiality provision may cause the other irreparable harm and agrees that the other party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction without the posting of any bond or other security, enjoining the disclosing party, its Affiliates and their respective officers, directors, employees and agents from any violation or potential violation of this Article 10. The terms of this Article 10 shall survive any termination of this Agreement.
Article 11. Indemnities; Insurance,
11.1 Indemnification By Banner. Notwithstanding anything contained in this Agreement to the contrary, Banner shall indemnify and hold JDS and its Affiliates and their respective officers, directors, members, shareholders and employees harmless against any and all liability, damage, loss, cost or expense (including reasonable and actual attorneys fees) resulting from any third party claim made or suit brought against

JDS or such persons to the extent such claim (a) is caused by Banner’s gross negligence or willful misconduct; or (b) is caused by Banner’s material breach of any representation, warranty, covenants, or term of this Agreement; (c) is caused by a Product’s failure to conform to the Applicable Law, the Regulatory Approval or the Specifications and such failure is attributable to Banner’s or its agents’ actions or failure to act; or (d) is caused by any infringement or alleged infringement of any Intellectual Property right of a third party resulting from or relating to Banner’s use of Generally Applicable Technology. Upon being notified of the filing of any such claim or suit, JDS shall promptly notify Banner thereof and shall permit Banner, at its cost, to handle and control such claim or suit with counsel of Banner’s own choosing. JDS shall have the right to participate in the defense of such claim or suit at its own expense. Banner shall make no admission on behalf of JDS without JDS’s prior express written consent.
11.2 Indemnification By JDS. JDS shall indemnify and hold Banner and its Affiliates and their respective officers, directors, members, shareholders and employees harmless against any and all liability, damage, loss, cost or expense (including reasonable and actual attorney fees) resulting from any third party claim made or suit brought against Banner or such persons to the extent such claim (a) is caused by JDS’s gross negligence or willful misconduct; (b) is caused by JDS’s material breach of any representation, warranty, covenant, or term of this Agreement; (c) is caused by a Product’s failure to conform to the Applicable Law, the Regulatory Approval or the Specifications and the failure is attributable to JDS ‘s or its agents’ actions or failure to act; (d) alleges any infringement by the Product(s)’s retail packaging copy, artwork, content of labeling, advertising or marketing materials, of Intellectual Property rights of third parties. Upon being notified of the filing of any such claim or suit, Banner shall immediately notify JDS thereof and shall permit JDS at its cost to handle and control such claim or suit with counsel of its own choosing. Banner shall have the right to participate in the defense of such claim or suit at its own expense. JDS shall make no admission on behalf of Banner without Banner’s prior express written consent signed by its President or its Global Vice President/Legal and Public Affairs.
11.3 Claims. No claim shall be made, or be enforceable against either party, under this Article 11 unless written notice thereof with full particulars is received by the indemnifying party within thirty (30) days after the existence of the claim is known to the indemnified party, however, failure to notify the indemnifying party within such thirty (30) day period shall not relieve the indemnifying party of its obligations under this Article 11 unless such indemnifying party is demonstrably prejudiced as a result of the delay.
11.4 Insurance. Both JDS and Banner shall each maintain, during the Term of this Agreement and the three (3) years thereafter, at least *** in Product(s) liability coverage, with the other party listed as an additional insured. Within thirty (30) days following the date of this Agreement and then annually thereafter for the Term of this Agreement and the three (3) years thereafter, each party shall provide the other with a certificate of insurance evidencing the coverage maintained in accordance with this Section 11.4.

11.5 LIABILITY LIMITATIONS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUT EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 12, NEITHER BANNER NOR JDS SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR REVENUE, IN EACH CASE WHETHER OR NOT DETERMINED TO BE A DIRECT OR INDIRECT DAMAGE), WHETHER OR NOT FORESEEABLE, OR WHETHER OR NOT EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, RESULTING FROM THE FAILURE OF THE PRODUCT(S) TO MEET THE SPECIFICATIONS OR FOR ANY BREACH OF THIS AGREEMENT. SUCH LIMITATION SHALL APPLY TO ALL CLAIMS MADE UNDER OR RELATING TO THIS AGREEMENT EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 12, INCLUDING, WITHOUT LIMITATION, ANY CLAIM FOR INDEMNIFICATION UNDER THIS ARTICLE 11.
Article 12. Intellectual Property
12.1	Banner Intellectual Property.

(a) Title to and the right of enforcement for all Banner formulations, technology, all other Banner Intellectual Property applicable to the Product(s) (including, without limitation, the patents and patent applications listed on Schedule 12.1 attached hereto) owned by Banner prior to the Commencement Date shall remain with Banner. Banner shall use reasonable efforts to notify JDS of additional patents or patent applications relating directly to the Products that are filed by or on behalf of Banner in the Territory during the Term.

(b) Banner shall own and retain all right, title and interest in and to any and all inventions, whether invented, developed or discovered solely by Banner or jointly by Banner and JDS, relating to (i) excipient system formulations, fill formulations, or gelatin or non-gelatin shell formulations, (including, without limitation, relating in any manner to Banner’s Versatrol™ or EnteriCare™ technologies), or (ii) making Product(s) utilizing gelatin or non-gelatin technology, or (iii) otherwise relating to developing, using or making soft gel capsules or enrobed tablets.

(c) Banner shall own and retain all right, title and interest in and to any and all Intellectual Property of a non-technical nature invented, created or discovered by Banner under this Agreement.

(d) Banner grants to JDS a non-transferable (except as set forth in Section 13.4), license consistent in scope with the terms and conditions of this Agreement under Banner Intellectual Property, whether existing at the Commencement Date or thereafter developed or acquired, only to the extent necessary to use, have used, market, distribute, sell and have sold Products in the Territory except that JDS shall not use, or permit its customers to use, Banner’s name or trademarks in any advertising, promotions, marketing, and/or labeling of the Product(s) or similar Product(s), without the prior written consent of Banner. JDS may grant sublicenses to a third party sales force consistent with the provisions of Section 8.1.

(e) When applicable to the Product(s), JDS shall cause a reference to Banner’s patent numbers relative to the Product(s) to be placed on the finished packaging for the Product(s). At Banner’s request and when applicable, JDS shall also cause the term “patent pending” and/or Banner’s EnteriCare™ or Versatrol™ trademark to be placed on the finished packaging for the Product(s). Changes to the finished packaging of the Products, including changes to the listing of patent numbers relative to the Product(s), that are requested by Banner shall be at Banner’s expense if not necessitated by the Regulatory Approval or Governmental Bodies.

(f) JDS acknowledges that it will not acquire any Intellectual Property rights in and to the Product(s) subject to Section 12.2, or to the trademarks Versatrol™ or EnteriCare™.

(g) Except as set forth in Section 3.4 or as otherwise expressly set forth in this Agreement, this Agreement does not restrict Banner from using any soft gelatin capsule related technology whether previously owned or controlled, or subsequently owned or controlled, or developed or acquired as a result of this Agreement, for other Banner customers, or for Banner’s own account.

12.2	JDS Intellectual Property.

(a) Title to and the right of enforcement for all JDS Intellectual Property owned by JDS prior to the Commencement Date shall remain with JDS.

(b) JDS shall own and retain all right, title and interest in and to any and all Intellectual Property related to the sales, marketing, promotion and distribution of the Product(s) which is invented, developed or discovered by JDS or jointly by JDS and Banner, including, without limitation, trademarks, trade names, logos and trade dress with respect to the Product(s), and including, without limitation, capsule color and color combination, and graphics. For the avoidance of doubt, Banner shall have title to the trademarks Versatrol™ and EnteriCare™.

(c) JDS grants to Banner a non-exclusive license under JDS Intellectual Property only to the extent necessary for Banner to receive and maintain Regulatory Approval within the Territory.
12.3 Publicity/ Press Releases. Unless required to do so by law or regulation, neither party shall issue any press release or other public communication related to the relationship between the parties or the existence of this Agreement without the prior written consent of the other party. The party desiring to issue the communication shall provide the other party with an advance copy of the proposed text of the public communication for review and shall adopt any reasonable changes requested by the reviewing party prior to issuing such public communication.
12.4	Intellectual Property Enforcement and Defense.

(a)	Intellectual Property Enforcement. Unless otherwise specifically agreed by the parties in writing:

(i) If either Banner or JDS suspects third party infringement of any of the Intellectual Property covering or relating to Product(s), that party shall promptly advise the other as to the facts and circumstances surrounding the suspected infringement. If Banner determines that an infringement action is commercially reasonable (taking into account the likelihood of success and relative cost/benefits), Banner may institute an infringement action against said third party. However, should Banner decide not to bring an infringement action, JDS may request Banner to undertake such infringement action using counsel of Banner’s choice (after conferring with JDS) at JDS’s expense. Banner and JDS shall confer regarding strategy for any patent infringement action brought under this Section 12.4(a) but Banner shall be solely responsible for the management and control of such patent infringement action. Notwithstanding the foregoing, nothing in this Section 12.4(a)(i) shall require JDS to participate in or contribute to the cost of Banner’s Intellectual Property enforcement efforts unless the third party’s infringement directly and materially adversely impacts, or is reasonably likely to directly and materially adversely impact, sales of the Product(s) and, in all other situations Banner is free to enforce Banner Intellectual Property on its own behalf, at its own cost, and without contribution or indemnification thereof by JDS. In this latter case, Banner shall retain for itself all awards paid by third parties (whether by settlement or otherwise) as a result of Banner’s enforcement efforts.

(ii) Subject to Section 12.4(a)(i), the costs and expenses of any enforcement action by Banner (including reasonable fees and expenses of attorneys and other third parties) shall be paid by Banner and one-half (1/2) of any such costs and expenses incurred by Banner shall be invoiced to JDS monthly and paid net thirty (30) days of issuance.

(iii) Each party shall execute all necessary and proper documents and take such actions as shall be reasonably requested by the other to allow it to institute and prosecute any such enforcement actions, including being named as a co-plaintiff in the action if warranted, in accordance with the terms of this Section.

(iv) Provided that JDS has actually participated in the cost of enforcement efforts pursuant to Section 12.4(a)(i) and (ii) and to the extent any award paid by third parties as a result of such an enforcement action (whether by way of settlement or otherwise) relates to lost revenue associated with the Product(s), such award shall be treated as Net Sales Revenue hereunder (after deduction by Banner and JDS, as the case may be, of all costs and expenses, including, without limitation internal personnel costs, relating to such action). All other awards, or portions of awards not related to lost revenue associated with the Products, shall be shared by the parties equally.

(b)	Declaratory Relief.

(i) If a third party commences an action for declaratory relief or similar action against Banner attacking the applicability, validity or enforceability of any Intellectual Property relating to Product(s), Banner shall advise JDS as to the facts and circumstances surrounding the action. Banner shall defend said action and/or institute an infringement counterclaim against the third party if Banner determines it is legally advisable and commercially reasonable to do so (taking into account the likelihood of success and relative cost/benefits). However, should Banner decide not to defend said action and/or institute an infringement counterclaim against the third party, JDS may request Banner to undertake such action using counsel of Banner’s choice (after conferring with JDS) at JDS’s expense. Banner and JDS shall confer regarding strategy for any action or defense brought under this Section 12.4(b) but Banner shall be solely responsible for the management and control of such action. Notwithstanding the foregoing, nothing in this Section 12.4(b)(i) shall require JDS to participate or contribute to the cost of Banner’s Intellectual Property enforcement or defense efforts unless the third party’s legal action (if successful) or infringement directly and materially adversely impacts, or is reasonably likely to directly and materially adversely impact, sales of the Product(s) and, in all other declaratory judgment actions relating to the Banner Intellectual Property, Banner is free to defend suit (including asserting Banner Intellectual Property infringement as a counterclaim) on its own behalf, at its own cost, and without contribution or indemnification thereof by JDS. In this latter case, Banner shall retain for itself all awards paid by third parties (whether by settlement or otherwise) as a result of Banner’s enforcement efforts.

(ii) Subject to Section 12.4(b)(i), the costs and expenses of any such defense and/or counterclaim by Banner (including reasonable fees and expenses of attorneys and other third parties) shall be treated in the same manner as patent enforcement expenses pursuant to Section 12.4(a)(ii).

(iii) Each party shall execute all necessary and proper documents and take such actions as shall be reasonably requested by the other to defend said action and/or institute and prosecute such counterclaim, including being named as a co-plaintiff or co-defendant in the action and/or counterclaim if warranted, in accordance with the terms of this Section.

(iv) Provided that JDS has actually participated in the cost of enforcement efforts pursuant to Section 12.4(b)(i) and (ii), any award paid by third parties as a result of a counterclaim brought under this Section 12.4(b) (whether by way of settlement or otherwise) shall be treated in the same manner as patent enforcement award pursuant to Section 12.4(a)(iv). Any award due to third parties as a result of the action shall be treated in the same manner as an award pursuant to Section 12.4(c)(iv).

(c)	Intellectual Property Defense.

(i) In the event a third party commences an action against Banner for Intellectual Property infringement, or threatens to do so, for activities pertaining to the making, using, or selling of Product(s) and not primarily pertaining to the Generally Applicable Technology, Banner shall advise JDS as to the facts and circumstances surrounding the action. Banner shall defend said action if Banner determines it is legally advisable and commercially reasonable to do so (taking into account the likelihood of success and relative cost/benefits). However, should Banner decide not to defend said action, JDS may request Banner to undertake such defense using counsel of Banner’s choice (after conferring with JDS) at JDS’s expense, and in this case, JDS shall pay all damages awarded as a result of the action directly relating to the Products as well as expenses reasonably incurred by Banner in maintaining such action, for example, reasonable internal personnel costs; provided, however, that JDS shall have a right to reimburse itself and deduct such damages and expenses from the Royalty Payments otherwise due to Banner under Section 4.1(e). In the event a third party commences an action against Banner for Intellectual Property infringement, or threatens to do so, for activities pertaining to the making, using, or selling of Product(s) but primarily pertaining to the Generally Applicable Technology, Banner shall advise JDS as to the facts and circumstances surrounding the action, and the parties shall discuss and negotiate in good faith the allocation between them of costs and expenses of any such defense and/or counterclaim. Banner and JDS shall confer regarding strategy for any defense maintained under this Section 12.4(c) but Banner shall be solely responsible for the management and control of such action.

(ii) Except as set forth in Section 12.4(c)(i), the costs and expenses of any such defense and/or counterclaim by Banner (including reasonable fees and expenses of attorneys and other third parties) shall be shared equally by the parties and paid in the same manner as Intellectual Property enforcement expenses pursuant to Section 12.4(a)(ii).

(iii) Each party shall execute all necessary and proper documents and take such actions as shall be reasonably requested by the other to defend said action, including being named as a co-plaintiff in the action and/or any counterclaim if warranted, in accordance with the terms of this Section.

(iv) Except as provided in Section 12.4(c)(i), any damages award paid to third parties as a result of an infringement action brought by any third party (whether by way of settlement or otherwise) shall be shared equally by the parties. The parties shall agree with respect to any settlement requiring payments by way of royalties or otherwise that are unrelated to actual damages for past infringement.
(d) Notwithstanding anything in this Section 12.4 to the contrary unless where JDS has requested Banner to undertake actions for infringement, enforcement or defense pursuant to Section 12.4(a)(i), 12.4(b)(i) or 12.4(c)(i), if JDS determines that the risks and/or costs presented by the actions for infringement, enforcement or defense hereunder outweigh the benefits of such actions, then JDS shall have the right, upon written notice to Banner if given prior to the date of the close of discovery, to terminate this Agreement with respect to the Product(s) which are the subject of such actions and JDS shall have no further obligation to participate in or contribute to the cost of going forward with such actions, provided, however that JDS shall participate in any damage award (whether by way of settlement or otherwise) as provided under Section 12.4(c)(iv) subject to the following limit (i) fifty percent (50%) of the greater of the amount of damages sought by or accrued to the third party at the time of JDS triggering this provision; (ii) fifty percent (50%) of the lowest good faith settlement offer by the opposing litigant that is acceptable to JDS but that is unacceptable to Banner; or (iii) fifty percent (50%) of the actual award paid by Banner, whichever is less. Promptly following such notice, the parties shall amend this Agreement to remove the provisions affected by such termination and, thereafter, Banner shall have unrestricted rights to commercialize the effected Product(s), including, but not limited to, the right to offer to any third party exclusive rights to such Product(s) in any dosage forms, in any dosage strengths and for any indications, notwithstanding any provision of this Agreement to the contrary.

(e) If any actions for infringement, enforcement or defense in which JDS participates pursuant to the terms of this Section 12.4 relates to the Products and other Banner products, then the parties will discuss in good faith to determine an appropriate allocation of costs and expenses of any such action and any damages payable by JDS.

(f) Banner shall provide JDS with information reasonably requested by JDS with respect to any action contemplated by this Section 12, and Banner shall promptly provide JDS with written notice and a reasonably detailed description of any settlement offers by the third party.

(g) Effect of Opt Out Right. JDS’s obligations under this Section 12.4 are subject to JDS’s Opt Out Right such that, if JDS has elected to exercise its Opt Out Right, then JDS shall have no obligations or rights under this Section 12.4 to the extent that any Intellectual Property infringement, enforcement or defense action is related solely to the Valproic Acid Versatrol™ Product, provided however, that to the extent that any action relates to both the Valproic Acid Versatrol™ Product and the Valproic Acid EnteriCare™ Product, then JDS shall be obligated under this Section 12.4 in the same proportion that the harm alleged in such action relates to the Valproic Acid EnteriCare™ Product.
Article 13. Miscellaneous.
13.1 Inspection. Either party and their respective representatives shall have the right, at reasonable intervals, on at least ten (10) business days prior notice and during normal business hours, to inspect the other party’s (or such party’s subcontractor provided that Banner shall use reasonable commercial efforts to include substantially similar inspection rights with respect to its third party packager) applicable areas of their performance, manufacturing, laboratory, packaging and warehousing facilities used in the manufacture, packaging, storage, testing, shipping and receiving of the Product(s) or its components. The frequency and extent of routine inspections shall be no more than once per calendar year, unless upon just cause, or as otherwise mutually agreed to by the parties. Any information learned through such inspection shall be confidential in accordance with Section 10.
13.2	Representations and Warranties.
(a)	Banner Representations and Warranties. Banner represents and warrants that:
(i) Products manufactured hereunder shall conform to the applicable Specifications;

(ii) Products shall be manufactured, tested, packaged and stored in compliance with the Regulatory Approval and all Applicable Laws, and shall not be adulterated or misbranded under any Applicable Law;

(iii) It does not, to its best knowledge, (A) employ an individual who has been debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or (b) (“Debarred Individual”) to provide services in any capacity to a person or entity that has an approved or pending drug product application, or an employer, employee or partner of such a Debarred Individual or, (B) utilize a corporation, partnership or association that has been debarred by FDA pursuant to 21 U.S.C. § 335a(a) or 21 U.S.C. § 335a(b) (“Debarred Entity”) from submitting or assisting in the submission of a drug application, or an employee, partner, shareholder, member, subsidiary, or Affiliate of a Debarred Entity.

(iv) As of the Commencement Date:
(a) It has the right to grant the rights and licenses granted to JDS hereunder;

(b) To its best knowledge, it is the owner of the Banner Intellectual Property to the extent related primarily to the Product(s); and to its best knowledge, there is no pending or threatened action, suit, proceeding or claim by others challenging Banner’s rights in or to Banner Intellectual Property to the extent related primarily to the Product(s);

(c) To its best knowledge, there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of the Banner Intellectual Property to the extent related primarily to the Product(s);

(d) To its best knowledge, there is no pending or threatened action, suit, proceeding or claim by others that the development, making, using or selling of the Product(s) infringes or otherwise violates any patent or trade secret rights of others; and

(e) To its best knowledge, there is no patent or patent application of another which contains claims that dominate or may dominate any Banner Intellectual Property to the extent related primarily to the Products.
For purposes of this Section 13.2(a), “best knowledge” shall mean those matters known to Banner’s directors, officers, key employees or its legal counsel after due inquiry.
     (b) Mutual Representations and Warranties. Each of Banner and JDS represents and warrants that:
(i) It has full corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby;
(ii) It has such permits, licenses and authorizations of Governmental Bodies as are necessary to own its respective properties, conduct its business and consummate the transactions contemplated hereby; and
(iii) There are no agreements with third parties that conflict with or impair its right to enter into this Agreement or to grant the rights or accept the obligations hereunder.

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BANNER AND JDS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, CONCERNING “PRODUCT(S)” OR THEIR RESPECTIVE PERFORMANCE UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO “PRODUCT(S).”

13.3	Dispute Resolution.

(a) Good Faith Negotiation. The parties agree that, before resorting to any formal dispute resolution process concerning any dispute arising from or in any way relating to this Agreement (a “Dispute”), they will first attempt to engage in good faith negotiations in an effort to find a solution that serves their respective and mutual interests, including their continuing business/professional relationship. If after thirty (30) days following receipt of notice by one party from the other of a Dispute, the parties are unable to resolve the Dispute, then within ten (10) business days following the end of such thirty (30) day period, the parties shall each appoint a principal to personally review the facts of the Dispute and seek to resolve the matter by means of direct discussion between the appointed principals. Unless otherwise agreed in writing, the parties shall have five (5) business days from the date the principals are appointed to begin the direct discussions between them and ten (10) business days to resolve the Dispute by such direct discussions.

(b) Mediation. If the principals are not appointed, or the negotiations do not take place within the time provided in Section 13.3(a), or if the negotiations do not conclude with a mutually agreed upon solution within that time frame (or its agreed upon extension), the parties agree to mediate any Dispute. If the parties cannot agree upon a mediator within ten (10) days following the conclusion of their good faith negotiations or expiration of the time within which to negotiate as provided in Section 13.3(a), then each shall select one name from a list of mediators maintained by any bona fide dispute resolution provider or other private mediator; the two selected shall then choose a third person who will serve as mediator. The parties agree to appoint principals to participate in the mediation process, including being reasonably present throughout the mediation session(s). The parties shall have thirty (30) days within which to commence the first mediation session following the conclusion of their good faith negotiations or expiration of the time within which to negotiate as provided in Section 13.3(a). The parties further confirm their motivating purpose in selecting mediation is to find a solution that serves their respective and mutual interests, including their continuing business/professional relationship.

(c) Costs. The parties agree to share the mediator’s fees equally.

(d) Notice of Dispute. The notice of a Dispute shall be in writing. It shall provide sufficient details of the Dispute to apprise the other party of the basis of the disputant’s claims. The notice should include the invitation to begin negotiation, and where unsuccessful, mediation.

(e) Litigation. Should the negotiations and mediations contemplated by this Section 13.3 fail to achieve a mutually acceptable resolution of the Dispute, either party may file a lawsuit related to the Dispute. Except for disputes predominantly related to intellectual property which may be brought in any jurisdiction at the sole discretion of the party bringing the lawsuit, the party filing the lawsuit shall file it in the state or federal judicial district where the other party’s principal U.S. executive offices are located.

(f) Injunctive Relief. Each party has the right before or during the negotiation and/or mediation contemplated by this Section 13.3 to seek and obtain from a court of competent jurisdiction equitable relief in the form of preliminary injunction to avoid irreparable harm, maintain the status quo or preserve the subject matter of the Dispute.
13.4 Successors and Assigns. Neither party may assign this Agreement or assign or subcontract any of its rights, duties or obligations hereunder without the express prior written consent of the other party, which shall not be unreasonably withheld, except that Banner may assign part or all of its responsibilities and obligations under this Agreement to one or more wholly-owned subsidiaries, and except that either party may assign this Agreement and its rights, subject to its obligations, hereunder in connection with the transfer of all or substantially all of its business or assets, or in the case of its merger, consolidation, change of control or similar transaction, provided that JDS may not assign this Agreement or any of its rights or obligations hereunder to a Direct Competitor of Banner.
13.5 Entire Agreement. This Agreement and any attachments, appendices and exhibits which are referenced herein set forth the entire agreement between the parties relating to the subject matter contained herein, and supersede any prior agreement with respect to the subject matter herein (written or verbal) between the parties. Neither this Agreement, nor any of its provisions, may be modified, amended or waived except by a written agreement signed by the parties hereto
13.6 Severability. The provisions of this Agreement shall be deemed separate. Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity and enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the whole Agreement to either party.
13.7 Notices. Unless otherwise stated in this Agreement, any and all communications required as provided for in this Agreement shall be in writing and sent by (a) Certified or Registered Mail, postage prepaid, return receipt requested; (b) facsimile followed by a letter of confirmation; or (c) by an express overnight courier service, postage prepaid, return receipt requested and addressed as set forth below. Notices shall be deemed given three (3) days following mailing by Certified or Registered Mail, and one (1) day following the date sent by facsimile or overnight courier.
Any notice to be given to Banner shall be addressed to:
Banner Pharmacaps Inc.
4125 Premier Drive
High Point, North Carolina 27265
Attention: President and CEO
With a copy (which shall not constitute notice) to;
Banner Pharmacaps Inc.
4100 Mendenhall Oaks Parkway, Suite 301
High Point, NC 27265
Attention: Global Vice-President/Legal and Public Affairs
Any notice to be given to JDS shall be addressed to:
JDS Pharmaceuticals, LLC. The
Chrysler Building
405 Lexington Avenue
59th Floor
New York, New York 10174
Attention: Michael Satow
With a copy (which shall not constitute notice) to:
Cohen Tauber Spievack & Wagner, LLP
420 Lexington Avenue, Suite 2400
New York, New York 10170
Attention: Y. Jerry Cohen, Esq.
Either party may give written notice of a change of address, and after such notice has been received, any notice thereafter shall be given to such party as provided above at such changed address.
13.8 Headings. The headings used in this Agreement are for the convenience of the parties only, and shall not be considered in interpreting or applying the provisions of this Agreement.
13.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be one and the same agreement.

13.10 Relationship of the Parties. The relationship of Banner and JDS established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (a) give either party any right or authority to create or assume any obligation of any kind on behalf of the other or (b) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.
13.11 Survival. The following sections of this Agreement, and the definitions referenced therein, as well as any other section necessary to interpret such sections shall survive termination of this Agreement for any reason: Sections 1.1, 1.2, 7.1-7.7 but only to the extent applicable to Product(s) supplied under this Agreement, Sections 9.5, 9.7, 10, 11.1-11.5, 12.1, 12.2, 12.3, 12.4, 13.2, 13.11 and 13.12.
13.12 Governing Law: Jurisdiction. This Agreement shall be governed and construed in all respects by and under the laws of the State of North Carolina. The federal courts located in the States of North Carolina and New York and courts of the States of North Carolina and New York shall have non-exclusive jurisdiction to hear any and all disputes arising under or concerning this Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered, or caused to be duly executed and delivered, this Agreement as of the day and year first above written.

BANNER PHARMACAPS INC.
By:	/s/ Roger E. Gordon
Roger E. Gordon, Ph.D. President and CEO

JDS PHARMACEUTICALS, LLC
By:	/s/ Phillip M. Satow
Phillip M. Satow Chairman and CEO